Exhibit 4.3
Description of Securities
Carter’s, Inc.’s (the “Company”) authorized capital stock consists of:
•150,000,000 shares of Common Stock, $.01 par value per share (“Common Stock”); and
•100,000 shares of Preferred Stock, $.01 par value per share (“Preferred Stock”).
Common Stock
Except as required by applicable law, all shares of Common Stock have the same rights and privileges and rank equally, share ratably and are identical in all respects as to all matters, including, without limitation, those described below.
General
The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock (as discussed below) of any series as may be designated by the Board of Directors upon issuance of any such Preferred Stock. The holders of the Common Stock do not have preemptive rights to subscribe for any shares of any class of stock of the Company, whether now or hereafter authorized.
Voting
Each share of Common Stock is entitled to one vote. There is no cumulative voting.
Special Meetings of Stockholders.
A special meeting of stockholders of the Company may be called at any time (a) by a vote of a majority of the Board of Directors, or (b) upon the written request of the record holders owning in the aggregate more than 35% of the voting power of the outstanding capital stock of the Company entitled to vote at such a meeting. Business transacted at a stockholder-requested special meeting shall be limited to the business stated in the valid meeting request received from the holders of the requisite percentage of capital stock of the Company and any additional business that the Board of Directors determines to include in the Company's notice of meeting.
The Board of Directors may postpone, reschedule or cancel at any time and for any reason any previously scheduled special or annual meeting of stockholders before or after the notice for such meeting has been sent to the stockholders.
Number
The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporate Law (“DGCL”).
Dividends
Dividends may be declared and paid on the Common Stock from funds lawfully available as and when determined by the Board of Directors.
Liquidation
Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

Anti-Takeover Provisions
The section below titled “Anti-Takeover Provisions” is incorporated herein by reference. Pursuant to the Company’s certificate of incorporation, the Company has elected not to be governed by Section 203 of the DGCL.
Listing
The Company’s Common Stock is listed on the New York Stock Exchange under the symbol “CRI”. The registrar and transfer agent for the Company’s Common Stock is Equiniti Trust Company, LLC.
Preferred Stock
Pursuant to the Company’s certificate of incorporation, Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed in the certificate of incorporation, and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. Any shares of Preferred Stock which may be redeemed, purchased or acquired by the Company may be reissued except as otherwise provided by law or the certificate of incorporation. Different series of Preferred Stock will not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors. For each series of Preferred Stock, the Company’s certificate of incorporation authorizes the Board of Directors to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences, as may be stated in resolutions adopted by the Board of Directors, all to the full extent now or hereafter permitted by the DGCL. Except as otherwise provided in the certificate of incorporation, no vote of the holders of the Preferred Stock or Common Stock will be a prerequisite to the designation or issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of the certificate of incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the corporation.
Rights to Purchase Series A Junior Participating Preferred Stock
On September 22, 2025, the Board of Directors of the Company authorized the Company’s entry into a stockholder rights agreement and declared a dividend of one right (a “Right”) for each outstanding share of Common Stock, to stockholders of record at the close of business on October 3, 2025 (the “Record Date”). Each Right entitles its holder, subject to the terms of the Rights Agreement (as defined below), to purchase from the Company one ten-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.01 per share (“Participating Preferred Stock”), of the Company at an exercise price of $160.00 per Right, subject to adjustment.
The Rights
The Rights will attach to any shares of Common Stock that become outstanding after the Record Date and prior to the earlier of the Distribution Time (as defined below) and the Expiration Time (as defined below), and in certain other circumstances described in the Rights Agreement.
Until the Distribution Time, the Rights are associated with Common Stock and evidenced by Common Stock certificates or, in the case of uncertificated shares of Common Stock, the book-entry account that evidences record ownership of such shares, which will contain a notation incorporating the Rights Agreement by reference, and the Rights are transferable with and only with the underlying shares of Common Stock.
Until the Distribution Time, the surrender for transfer of any shares of Common Stock will also constitute the transfer of the Rights associated with those shares. As soon as practicable after the Distribution Time, separate rights certificates will be mailed to holders of record of Common Stock as of the Distribution Time. From and after the Distribution Time, the separate rights certificates alone will represent the Rights.
The Rights are not exercisable until the Distribution Time. Until a Right is exercised, its holder will have no rights as a stockholder of the Company, including the right to vote or to receive dividends.

Separation and Distribution of Rights; Exercisability
Subject to certain exceptions, the Rights become exercisable and trade separately from Common Stock only upon the “Distribution Time,” which occurs upon the earlier of:
•the close of business on the tenth (10th) day after the “Stock Acquisition Date” (which is defined as (a) the first date of public announcement that any person or group has become an “Acquiring Person,” which is defined as a person or group that, together with its affiliates and associates, beneficially owns the Specified Percentage (as defined below) or more of the outstanding shares of Common Stock (with certain exceptions, including those described below) or (b) such other date, as determined by the Board of Directors, on which a person or group has become an Acquiring Person) or
•the close of business on the tenth (10th) business day (or such later date as may be determined by the Board of Directors prior to such time as any person or group becomes an Acquiring Person) after the commencement of a tender offer or exchange offer that, if consummated, would result in a person or group becoming an Acquiring Person, unless such tender or exchange offer is conditioned on the redemption of the Rights or termination of this Agreement.
“Specified Percentage” means (a) 20% (twenty percent) when referring to the beneficial ownership of any person that is a passive investor but only for so long as such person is a passive investor and (b) 15% (fifteen percent) when referring to the beneficial ownership of any person that is not a passive investor.
An Acquiring Person does not include:
•the Company or any subsidiary of the Company;
•any officer, director or employee of the Company or any subsidiary of the Company in his or her capacity as such;
•any employee benefit plan of the Company or of any subsidiary of the Company or any entity or trustee holding (or acting in a fiduciary capacity in respect of) shares of capital stock of the Company for or pursuant to the terms of any such plan or for the purpose of funding other employee benefits for employees of the Company or any subsidiary of the Company; or
•any person or group that, together with its affiliates and associates, as of immediately prior to the first public announcement of the adoption of the Rights Agreement, beneficially owns the Specified Percentage or more of the outstanding shares of Common Stock, so long as such person or group continues to beneficially own at least the Specified Percentage of the outstanding shares of Common Stock and does not acquire shares of Common Stock to beneficially own an amount equal to or greater than the greater of the Specified Percentage and the sum of the lowest beneficial ownership of such person or group since the public announcement of the adoption of the Rights Agreement plus one share of Common Stock.
In addition, the Rights Agreement provides that no person or group will become an Acquiring Person as a result of security purchases or issuances directly from the Company or through an underwritten offering approved by the Board. Also, a person or group will not be an Acquiring Person if the Board determines that such person or group has become an Acquiring Person inadvertently and such person or group has already divested or divests as promptly as practicable a sufficient number of shares of Common Stock so that such person or group would no longer be an Acquiring Person.
Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended, are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of Common Stock are directly or indirectly held by counterparties to the derivatives contracts.
Expiration Time

The Rights will expire on the earliest to occur of (a) the close of business on September 21, 2026 (the “Final Expiration Time”), unless prior to such date stockholder approval has been obtained to extend the term of the Rights, (b) the time at which the Rights are redeemed or exchanged by the Company (as described below) or (c) upon the closing of any merger or other acquisition transaction involving the Company pursuant to a merger or other acquisition agreement that has been approved by the Board before any person or group becomes an Acquiring Person (the earliest of (a), (b) and (c) being herein referred to as the “Expiration Time”).
Flip-in Event
In the event that any person or group (other than certain exempt persons) becomes an Acquiring Person (a “Flip-in Event”), each holder of a Right (other than such Acquiring Person, any of its affiliates or associates or certain transferees of such Acquiring Person or of any such affiliate or associate, whose Rights automatically become null and void) will have the right to receive, upon exercise, Common Stock having a value equal to two (2) times the exercise price of the Right.
Flip-over Event
In the event that, at any time following the Stock Acquisition Date, any of the following occurs (each, a “Flip-over Event”):
•the Company consolidates with, or merges with and into, any other entity, and the Company is not the continuing or surviving entity;
•any entity engages in a share exchange with or consolidates with, or merges with or into, the Company, and the Company is the continuing or surviving entity and, in connection with such share exchange, consolidation or merger, all or part of the outstanding shares of Common Stock are changed into or exchanged for stock or other securities of any other entity or cash or any other property; or
•the Company sells or otherwise transfers, in one transaction or a series of related transactions, fifty percent (50%) or more of the Company’s assets, cash flow or earning power, each holder of a Right (except Rights which previously have been voided as described above) will have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right.
Participating Preferred Stock Provisions
Each share of Participating Preferred Stock, if issued: will not be redeemable, will entitle the holder thereof, when, as and if declared, to quarterly dividend payments equal to the greater of $1.00 per share and 10,000 times the amount of all cash dividends plus 10,000 times the amount of non-cash dividends or other distributions paid on one share of Common Stock, will entitle the holder thereof to receive $10,000 plus accrued and unpaid dividends per share upon liquidation, will have the same voting power as 10,000 shares of Common Stock and, if shares of Common Stock are exchanged via merger, consolidation or a similar transaction, will entitle the holder thereof to a per share payment equal to the payment made on 10,000 shares of Common Stock.
Anti-dilution Adjustments
The exercise price payable, and the number of shares of Participating Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:
•in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Participating Preferred Stock;
•if holders of the Participating Preferred Stock are granted certain rights, options or warrants to subscribe for Participating Preferred Stock or convertible securities at less than the current market price of the Participating Preferred Stock; or
•upon the distribution to holders of the Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least one percent (1%) of the exercise price. No fractional shares of Participating Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Participating Preferred Stock on the last trading day prior to the date of exercise.
Redemption; Exchange
At any time prior to the earlier of (i) such time as any person becomes an Acquiring Person or (ii) the Final Expiration Time, the Company may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right (subject to adjustment and payable in cash, Common Stock or other consideration deemed appropriate by the Board of Directors). Immediately upon the action of the Board of Directors authorizing any redemption or at a later time as the Board of Directors may establish for the effectiveness of the redemption, the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price.
At any time after any person or group becomes an Acquiring Person but before any Acquiring Person, together with all of its affiliates and associates, becomes the beneficial owner of fifty percent (50%) or more of the outstanding shares of Common Stock, the Company may exchange the Rights (other than Rights owned by the Acquiring Person, any of its affiliates or associates or certain transferees of Acquiring Person or of any such affiliate or associate, whose Rights will have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock, or one ten-thousandth of a share of Participating Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per Right (subject to adjustment).
Amendment of the Rights Agreement
The Company and the Rights Agent may from time to time amend or supplement the Rights Agreement without the consent of the holders of the Rights. However, on or after the Stock Acquisition Date, no amendment can materially adversely affect the interests of the holders of the Rights (other than the Acquiring Person, any of its affiliates or associates or certain transferees of Acquiring Person or of any such affiliate or associate).
Miscellaneous
While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) or for common stock of the acquiring company or in the event of the redemption of the Rights as described above.
Anti-Takeover Provisions
Below is a summary of provisions of the Company’s certificate of incorporation and bylaws that could have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company.
Board of Directors Vacancies
The Company’s bylaws authorize only the Company’s Board of Directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting the Company’s Board of Directors is permitted to be set only by a resolution adopted by a majority vote of the Company’s entire Board of Directors. These provisions would prevent a stockholder from increasing the size of the Company’s Board of Directors and then gaining control of the Company’s Board of Directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Company’s Board of Directors but promotes continuity of management.
Director Election Standard
Pursuant to the Company's bylaws, directors are elected by a majority of votes cast; provided, however, if there is a contested election (where the number of persons nominated for election to the Board of Directors exceeds the number of directors to be elected) and (i) the Secretary of the Company receives a notice that a stockholder has nominated a person for election to the Board of Directors in accordance with the applicable provisions in the bylaws; and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day preceding the date the Company first distributes its notice of meeting for such meeting to the stockholders, directors shall be elected by a plurality of the votes properly cast.
Advance Notice Requirements for Stockholder Proposals or Nominations
The Company’s bylaws provide advance notice procedures for stockholders seeking to bring business before the Company’s annual meeting of stockholders. To be timely, a stockholder’s notice must be received by the Secretary of the Company at the principal executive offices of the Company (a) in the case of an annual meeting, not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary date of the immediately preceding annual meeting of stockholders, or (b) in the case of a special meeting at which directors are to be elected, not later than the close of business on the 10th day following the date on which public announcement of the date of such meeting is first made by the corporation; provided, however, that, in the case of an annual meeting, if the annual meeting is not held within 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, then for the notice by the stockholder to be timely it must be so received not earlier than the close of business on the 120th day before such annual meeting and not later than the close of business on the later of the 90th day before such annual meeting or the 10th day following the date on which the public announcement of the date of such meeting is first made by the Company. The Company’s bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude the Company’s stockholders from bringing matters before the Company’s annual meeting of stockholders or from making nominations for directors at the Company’s annual meeting of stockholders if the proper procedures are not followed. These provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
No Cumulative Voting
The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Company’s certificate of incorporation and restated bylaws do not provide for cumulative voting.
Issuance of Undesignated Preferred Stock
The Company’s Board of Directors has the authority, without further action by the stockholders, to issue up to 100,000 shares of undesignated Preferred Stock with rights and preferences, including voting rights, designated from time to time by the Company’s Board of Directors. The existence of authorized but unissued shares of Preferred Stock enables the Company’s Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
Choice of Forum
The Company’s bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the certificate of incorporation or the bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. This exclusive forum provision will not apply to claims that are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not preclude the filing of claims brought to enforce any liability or duty created by the Exchange Act or Securities Act or the rules and regulations thereunder in federal court.